Exhibit 99.1

FICO Announces Earnings of $0.72 per Share for Second Quarter Fiscal 2016

SAN JOSE, Calif., May 4, 2016 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2016.

Second Quarter Fiscal 2016 GAAP Results
Net income for the quarter totaled $23.1 million, or $0.72 per share, versus $18.9 million, or $0.58 per share, reported in the prior year period.

Second Quarter Fiscal 2016 Non-GAAP Results
Non-GAAP Net Income for the quarter was $35.1 million vs. $29.7 million in the prior year period. Non-GAAP EPS for the quarter was $1.09 vs. $0.91 in the prior year period. Free cash flow for the quarter was $33.6 million vs. $36.7 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2016 GAAP Revenue
The company reported revenues of $206.7 million for the quarter as compared to $207.1 million reported in the prior year period.

"We continue to drive excellent growth in our Scores business," said Will Lansing, chief executive officer. "We're adding to our recurring revenue stream through large cloud-based sales, and are efficiently managing costs to accelerate bottom-line growth."

Revenues for the second quarter fiscal 2016 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $121.9 million in the second quarter compared to $134.4 million in the prior year quarter, a decrease of 9%. This was due to decreased license sales in Fraud Solutions compared to the prior year.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the business-to-consumer (B2C) service, were $61.1 million in the second quarter, compared to $49.9 million in the prior year quarter, an increase of 22%. Revenue for B2B increased 14% and B2C revenue increased 42% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $23.6 million in the second quarter compared to $22.8 million in the prior year quarter, an increase of 4%, due primarily to increased professional services.

Outlook
The company is reiterating its previously provided guidance for fiscal 2016, which is as follows:

Fiscal 2016 Guidance
Revenue	$860 million - $870 million
GAAP Net Income	$94 million - $98 million
GAAP Earnings Per Share	$2.89 - $3.02
Non-GAAP Net Income	$144 million - $148 million
Non-GAAP Earnings Per Share	$4.43 - $4.55

The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2016 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through May 4, 2017.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2015 and Form 10-Q for the quarter ended December 31, 2015. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2016	2015
ASSETS:
Current assets:
Cash and cash equivalents	$ 85,374	$ 86,120
Accounts receivable, net	155,207	158,773
Prepaid expenses and other current assets	36,005	41,709
Total current assets	276,586	286,602

Marketable securities and investments	21,309	20,525
Property and equipment, net	38,589	38,208
Goodwill and intangible assets, net	847,872	862,071
Other assets	30,585	22,757
	$ 1,214,941	$ 1,230,163

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 47,328	$ 50,810
Accrued compensation and employee benefits	44,429	54,368
Deferred revenue	54,574	46,697
Current maturities on debt	95,000	92,000
Total current liabilities	241,331	243,875

Long-term debt	516,000	516,000
Other liabilities	32,230	33,290
Total liabilities	789,561	793,165

Stockholders' equity	425,380	436,998
	$ 1,214,941	$ 1,230,163

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues:
Transactional and maintenance	$ 150,743	$ 138,683	$ 297,815	$ 270,093
Professional services	39,342	37,946	73,494	73,144
License	16,593	30,480	35,445	53,422
Total revenues	206,678	207,109	406,754	396,659

Operating expenses:
Cost of revenues	62,298	70,991	124,491	137,291
Research & development	24,848	24,341	49,479	46,978
Selling, general and administrative	77,501	73,863	156,339	146,664
Amortization of intangible assets	3,507	3,515	7,087	6,447
	168,154	172,710	337,396	337,380
Operating income	38,524	34,399	69,358	59,279
Other expense, net	(6,380)	(8,366)	(13,438)	(14,922)
Income before income taxes	32,144	26,033	55,920	44,357
Provision for income taxes	9,028	7,163	13,563	11,080
Net income	$ 23,116	$ 18,870	$ 42,357	$ 33,277

Basic earnings per share:	$ 0.74	$ 0.60	$ 1.36	$ 1.05
Diluted earnings per share:	$ 0.72	$ 0.58	$ 1.31	$ 1.01

Shares used in computing earnings per share:
Basic	31,268	31,335	31,226	31,639
Diluted	32,262	32,448	32,349	32,791

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$ 42,357	$ 33,277
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,168	17,047
Share-based compensation	28,300	20,596
Changes in operating assets and liabilities	(5,813)	(30,793)
Other, net	(1,686)	3,155
Net cash provided by operating activities	78,326	43,282

Cash flows from investing activities:
Purchases of property and equipment	(7,807)	(10,251)
Cash paid for acquisitions, net of cash acquired	-	(56,621)
Other, net	-	75
Net cash used in investing activities	(7,807)	(66,797)

Cash flows from financing activities:
Proceeds from revolving line of credit	44,000	152,000
Payments on revolving line of credit	(41,000)	(40,000)
Proceeds from issuances of common stock	6,757	11,853
Taxes paid related to net share settlement of equity awards	(25,881)	(15,992)
Repurchases of common stock	(68,390)	(100,713)
Other, net	12,763	7,356
Net cash provided by (used in) financing activities	(71,751)	14,504

Effect of exchange rate changes on cash	486	(9,223)

Decrease in cash and cash equivalents	(746)	(18,234)
Cash and cash equivalents, beginning of period	86,120	105,075
Cash and cash equivalents, end of period	$ 85,374	$ 86,841

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Applications revenues:
Transactional and maintenance	$ 80,751	$ 80,315	$ 161,734	$ 158,866
Professional services	31,719	30,992	58,845	59,491
License	9,447	23,081	21,479	31,529
Total applications revenues	$ 121,917	$ 134,388	$ 242,058	$ 249,886

Scores revenues:
Transactional and maintenance	$ 59,265	$ 47,814	$ 114,482	$ 90,751
Professional services	1,112	966	1,860	1,754
License	739	1,157	776	1,373
Total scores revenues	$ 61,116	$ 49,937	$ 117,118	$ 93,878

Tools revenues:
Transactional and maintenance	$ 10,727	$ 10,554	$ 21,599	$ 20,476
Professional services	6,511	5,988	12,789	11,899
License	6,407	6,242	13,190	20,520
Total tools revenues	$ 23,645	$ 22,784	$ 47,578	$ 52,895

Total revenues:
Transactional and maintenance	$ 150,743	$ 138,683	$ 297,815	$ 270,093
Professional services	39,342	37,946	73,494	73,144
License	16,593	30,480	35,445	53,422
Total revenues	$ 206,678	$ 207,109	$ 406,754	$ 396,659

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

GAAP net income	$ 23,116	$ 18,870	$ 42,357	$ 33,277
Amortization of intangible assets (net of tax)	2,463	2,478	4,983	4,528
Stock-based compensation expense (net of tax)	9,550	8,320	19,896	14,469
Non-GAAP net income	$ 35,129	$ 29,668	$ 67,236	$ 52,274

GAAP diluted earnings per share	$ 0.72	$ 0.58	$ 1.31	$ 1.01
Amortization of intangible assets (net of tax)	0.08	0.08	0.15	0.14
Stock-based compensation expense (net of tax)	0.30	0.26	0.62	0.44
Non-GAAP diluted earnings per share	$ 1.09	$ 0.91	$ 2.08	$ 1.59

Free cash flow
Net cash provided by operating activities	$ 37,776	$ 41,922	$ 78,326	$ 43,282
Capital expenditures	(3,513)	(4,584)	(7,807)	(10,251)
Dividends paid	(623)	(626)	(1,245)	(1,261)
Free cash flow	$ 33,640	$ 36,712	$ 69,274	$ 31,770

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Low	High

GAAP net income	$ 94	$ 98
Amortization of intangible assets (net of tax)	10	10
Stock-based compensation expense (net of tax)	40	40
Non-GAAP net income	$ 144	$ 148

GAAP diluted earnings per share	$ 2.89	$ 3.02
Amortization of intangible assets (net of tax)	0.31	0.31
Stock-based compensation expense (net of tax)	1.23	1.23
Non-GAAP diluted earnings per share	$ 4.43	$ 4.55

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Logo - http://photos.prnewswire.com/prnh/20111010/CG83314LOGO

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com, or Media: Steve Astle, (415) 446-6204, stephenastle@fico.com